THIS EMPLOYMENT AGREEMENT (the "Agreement" or "Employment Agreement") is made as of November 1, 2015.
THE UNDERSIGNED:

(1)
CIMPRESS N.V., a public limited liability company organized under the laws of the Netherlands with its registered office in Hudsonweg 8, 5928 LW Venlo, The Netherlands ("Company"), legally represented by Robert Keane, Chairman of its Management Board; and

(2)	Cornelis David Arends, currently residing at the address in The Netherlands specified under the signature line below ("Executive").
The parties to this Employment Agreement are hereinafter collectively referred to as the "Parties" and individually as a "Party".
RECITALS:
(1)    The Parties desire to establish an employment relationship between Company and Executive for a definite term of twenty-six (26) months commencing from the Commencement Date (as defined below).
(2)    In this Employment Agreement, the "Group" refers to Cimpress N.V. and its now and future subsidiaries and affiliates, including, without limitation, Company and its subsidiaries and further including all legal predecessors and successors of these entities.

(3)	In this Employment Agreement, "DCC" refers to the Dutch Civil Code.

(4)	No collective bargaining agreement is applicable to this Employment Agreement.

(5)	Company and Executive further agree as follows:

1.	COMMENCEMENT DATE; DEFINITE TERM

1.1    Executive’s employment with Company under this Employment Agreement shall be for a definite term commencing on November 1, 2015 (the “Commencement Date”) and ending on January 10, 2018 (the “Agreement End Date”).

2.	EARLY TERMINATION; NOTICE

2.1    Executive’s employment under this Agreement shall continue through the Agreement End Date, at the conclusion of which this Agreement shall automatically terminate without further action by either of the Parties. If Company will not extend this Agreement after the Agreement End Date, it will notify the Executive thereof in writing at least one month prior to the Agreement End Date; provided, however, that this Agreement may be terminated earlier than the Agreement End Date by:
2.1.1    Company or Executive after prior written notice to the other Party in accordance with applicable law.
2.1.2    Company immediately without notice for urgent cause (“ontslag op staande voet”) within the meaning of Article 7:678 DCC. The rights of Company under this clause 2.1.2 are without prejudice to any other rights that it might have at law to terminate this Agreement or to accept any breach of this Agreement by Executive as having brought the Agreement to an end. Any delay by Company in exercising its rights to terminate shall not constitute a waiver thereof.
2.2    This Employment Agreement will in any case end by operation of law on the day on which Executive will be eligible for state old-age pension (AOW).

3.	title; Duties
3.1.    Executive’s title shall be Senior Vice President and President, European Business Units. Executive shall report to Robert Keane, President and Chief Executive Officer of Company.
3.2.    Executive shall be responsible for overseeing the business units regarded by Cimpress from time to time to comprise the European Business Units, which business units currently are Albumprinter, Druck.at, Easyflyer, Exagroup, Pixartprinting, Printdeal and Tradeprint, and further Executive shall serve as a member of the Cimpress Executive Team. Executive is prepared also to perform for the Group limited work and duties that do not follow from his job title, if in Company’s discretion the Group’s interest reasonably requires this (but with due consideration for Executive's main tasks and responsibilities for Company) and without any further amendment of this Employment Agreement and/or to the remuneration package provided herein.
3.3.    Company may change Executive’s title from time to time and/or require Executive to undertake any role for which Executive’s skills and experience are suitable and/or that is in Company's reasonable interest.
3.4.    Executive shall be fully committed to perform his duties to the best of his knowledge and ability and shall promote Company's interests.
3.5.    As condition precedent to the effectiveness of this Agreement, Executive shall have signed, dated and delivered the side agreements attached hereto in Annex A.
3.6.    Unless prevented by incapacity, Executive shall devote the whole of his work time, attention and abilities to the business of Company. Executive may therefore not engage in any other professional or employment activity throughout the duration of this contract without the prior written approval of Company.
3.7.    Executive shall strictly comply with Company's anti-corruption and bribery policy and related procedures at all times. Executive shall report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or board member of Company or any Group Company to the Compliance Vice-President via ComplianceQuestions@cimpress.com immediately on becoming aware of it.
3.8.    Executive shall strictly comply with the Group’s Code of Business Conduct, rules, policies and procedures, a copy of which is available from the Human Resources department. Company's employee handbook as amended from time to time applies and Company may amend it at any time in its sole discretion without prior notice. To the extent that there is any conflict between the terms of this Agreement and the employee handbook, this Agreement shall prevail.

4.	time commitment
4.1    Executive shall undertake the duties under this Employment Agreement on a 40 hours per week basis. Executive shall work overtime insofar as he may be reasonably required to do so. Remuneration for such overtime will be deemed included in the Base Salary as stated in clause 6.1 below.

5.	place of work
5.1.    Executive shall mainly perform his duties in the Netherlands. However, at Company's request, Executive is also willing to perform his duties elsewhere and Executive will be required to travel internationally.

6.	SALARY AND FRINGE BENEFITS

6.1.    Executive’s salary shall be initially one hundred twenty-five thousand Euros (€125,000) gross per month, inclusive of the applicable legal holiday allowance (the "Base Salary"). The Base Salary is subject to the mandatory and agreed deductions and shall be paid by transfer to a bank to be specified by Executive.
6.2.    Executive shall not be paid or eligible to receive any bonus or equity compensation.
6.3.    Executive shall be eligible to receive initial monthly car and fuel allowances in amounts to be separately agreed-upon between Executive and Company, which allowances shall otherwise be subject to and paid in accordance with Company’s rules, policies and procedures. These allowances’ terms, conditions and parameters are determined by Company on an annual basis and all allowances are re-assessed by Company on an annual basis. Company reserves the right to change, withdraw or substitute at any time the terms, conditions and parameters of these allowances.
6.4.    Executive agrees to receive all his payslips in a non-alterable electronic format via either his Company nominative email address or his personal email address and the internet connection of his choice. Executive shall notify his preferred email address to the HR department within five (5) days as from the Commencement Date.
6.5.    During employment, Company may deduct from the salary and any other sums owed to Executive, any money owed to Company by Executive and/or any of the Group Company in accordance with Article 7:632 of the DCC.

7.	obligations on termination
7.1.    On termination of this Employment Agreement for any reason Executive shall:

(a)
immediately deliver to Company all books, materials, files, documents, records, correspondence, papers and information, and copies thereof, on whatever media and wherever located, relating to the business or affairs of Company and the Group or its business contacts, any keys, credit card, equipment (including, but not limited to, company car, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.) and any other property of Company and of the Group, which is in his possession or under his control;

(b)
immediately deliver to Company all building badges and any similar identification, and any other Company and Group-owned or Company and Group-leased property in his possession or control leaving intact all electronic Company and Group documents, records and files, including but not limited to those that he developed or helped to develop during his employment with Company;

(c)
have cancelled all accounts for his benefit, if any, in Company’s and Group’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts;

(d)
have transferred to Company all rights in and control over (including all logins, passwords and the like) any and all accounts, social media accounts, subscriptions and/or registrations, electronic or otherwise, that he opened and/or maintained in his own name, but on behalf of or for the benefit of Company and/or the Group, during the course of his employment and not to access or do anything that may directly or indirectly inhibit or prevent Company from accessing any and all of these accounts, social media accounts, subscriptions and/or registrations;

(e)	after complying with (b) above (if applicable) irretrievably delete any information relating to the business of Company and the Group stored on any personal magnetic or optical disk or personal memory or device and all matter derived from such sources which is in his possession or under his control; and

(f)
provide a signed statement on a form prepared by Company that he has complied fully with his obligations under this clause 7.1 together with such reasonable evidence of compliance as Company may request.

7.2.    In the event that any transfers referred to in clause 7.1 above have not been fully effected as of the last day of his employment with Company, Executive shall execute, after termination date, such instruments and other documents and take such other steps as Company may reasonably request from time to time in order to complete the transfer of any such accounts, social media accounts, subscriptions and/or registrations.

8.	company property

If and as long as Executive is unable to work due to illness and during other periods of non-activity (irrespective of the reason for such non-activity), Company property made available by Company shall be returned to Company, as soon as this illness or non-activity has lasted longer than eight (8) weeks. Executive shall return Company property made available to him to Company clean and in good condition after one month of absence due to illness or other non-activity, without Company having to compensate Executive (financially or otherwise).

9.	PENSION
9.1.    As soon as Executive meets the conditions of entry (and subject to any applicable waiting or threshold period), he shall participate in the pension scheme made available to the members of the management team of Company, in accordance with the conditions set forth in the applicable pension regulations. The pension scheme is currently administered by NN Prestatie Pensioen.
9.2.    Once Executive participates in the aforementioned pension scheme, he shall receive further written information from the pension provider about the content thereof as well as a copy of the pension regulations. By participating in the pension scheme, Executive agrees with the content thereof and the related regulations, articles and conditions.
9.3.    Company shall be entitled to amend the pension scheme in accordance with the DCC and other applicable laws from time to time without Executive’s consent. Notably and without limitation, in accordance with Article 12 of the Dutch Pensions Act, Company hereby reserves the right to reduce or terminate the payment of its contribution to the pension scheme in case of significant changes in circumstances, such being at Company's discretion. Furthermore, in accordance with Article 19 of the Dutch Pensions Act, Company reserves the right to change the pension scheme if Company has a substantial interest.

10.	health care insurance
10.1.    Company shall pay the employer's contribution in accordance with the Dutch Healthcare Insurance Act (Zorgverzekeringswet).

11.	HOLIDAYS

11.1.    Executive is entitled to a number of paid holiday in each holiday year (currently between 1 January and 31 December) equivalent to the minimum requirement in accordance with the DCC, the applicable collective bargaining agreement (if any) and Company’s policies relative to paid holiday (if any). If the Employment Agreement commences or terminates part way through a holiday year, Executive’s entitlement during that holiday year shall be calculated on a pro-rata basis.
11.2.    In principle, holidays shall be taken in the calendar year in which the entitlement is acquired. Days that - in deviation of that principle - are carried over to the following calendar year, shall lapse in accordance with Article 7:640a DCC.

12.	ILLNESS
12.1.    If Executive is ill he will inform Company of this, in conformity with the applicable rules for the notification and check-up in case of illness. Executive agrees to consent to medical examinations by Company’s doctor upon request of Company.
12.2.    Without prejudice to the provisions and conditions in Article 7:629 of the Dutch Civil Code, in case of illness of the Executive the Company will continue to pay: (i) during the first eight (8) weeks of illness, 100% of the last-earned Base Salary and continuation of fringe benefits payable under this Employment Agreement; (ii) as from eight (8) weeks of illness up to and including 52 weeks of illness, 100% of the Illness Reference Salary (as defined below); and (iii) as from 53 weeks of illness up to and including 104 weeks of illness, 70% of the Illness Reference Salary. For the purpose of this clause 12.2, “Illness Reference Salary” shall mean EUR 400,000 gross on an annual basis.

13.	Executive’s warranties
13.1.    Executive represents and warrants to Company that, by entering into this Employment Agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him.
13.2.    Executive warrants that he is entitled to work in the Netherlands without any additional approvals and will notify Company immediately if he ceases to be so entitled during this Employment Agreement.

14.	APPLICABLE LAW AND DISPUTES
14.1.    This Employment Agreement is governed exclusively by Dutch Law.
14.2.    Any dispute in relation to and/or arising from this Employment Agreement or agreements that continue on and/or derive from this Employment Agreement shall exclusively be brought before the competent court in Amsterdam, the Netherlands.

15.	MISCELLANEOUS
15.1.    This Employment Agreement and the documents attached in the Annex collectively constitute the whole agreement between the Parties and supersede all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them. Each Party acknowledges that in entering into this Employment Agreement it has not relied on and shall have no remedy in respect of any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Employment Agreement or not) relating to Executive's employment under this Employment Agreement which is not expressly set out in this Employment Agreement or any document referred to in it. The Annex to this Employment Agreement form part of (and are incorporated into) this Employment Agreement.
15.2.    Company is entitled to unilaterally amend this Employment Agreement, including all the documents constituting part thereof, if Company has a substantial interest in such amendment(s) that outweighs the interests of Executive (which may be adversely affected by such amendment(s)) in accordance with the standards of reasonableness and fairness.
15.3.    Amendments to this Employment Agreement will only be valid to the extent that they have been recorded in writing.
15.4.    If any of the provisions of this Employment Agreement are or become invalid or unenforceable at any time, the validity and enforceability of the other provisions of this Employment Agreement shall not be affected as a result. The Parties shall then modify this Employment Agreement insofar as necessary in consultation, in the sense that they shall replace the invalid provisions with valid and binding provisions which differ as little as possible from the invalid or unenforceable provision(s) concerned.
Thus agreed upon and signed in duplicate in Amsterdam, The Netherlands.

cimpress n.V. /s/Robert Keane legally represented by Robert Keane, Chairman of the Management Board	Cornelis David Arends /s/Cornelis David Arends Executive’s Current Residential Address: _________________________________ _________________________________ _________________________________

Annex:

A - Invention & Non-Disclosure Agreement and Non-Competition & Non-Solicitation Agreement
ANNEX A

Invention & Non-Disclosure Agreement

and

Non-Competition & Non-Solicitation Agreement

[SEE attached]